Exhibit 99.1

                    FIBERSTARS REPORTS 1ST QUARTER RESULTS

     FREMONT, Calif., May 11 /PRNewswire-FirstCall/ -- Fiberstars, Inc. (Nasdaq:
FBST) today announced first quarter 2005 results.

     Revenues for the quarter were $6,820,000, an increase of 14% over first quarter 2004 sales of $6,008,000. The loss for the quarter was $1,051,000 ($0.14 per share), vs. a loss of $764,000 ($0.11 per share) in the same period of 2004.

     "Sales showed good momentum in the quarter in all areas except Europe," said David Ruckert, Fiberstars President and CEO. "Our pool business was up 21% in the quarter, and U.S. lighting was up 26%. Sales in Europe were down 5%, primarily reflecting softness in the German economy. EFO sales were $310,000 in the quarter compared to $132,000 in the same quarter a year ago.

     "We signaled a first quarter loss that was higher than in the same quarter a year ago in our February 23 announcement of 2004 results. The larger loss is primarily the result of an additional R&D and marketing investment behind EFO. Management and the board believe that EFO is poised for increased industry adoption, and that the increased investment behind EFO at this time is best for the long term success of Fiberstars."

     Ruckert continued, "The operating plan for 2005 is being modified to provide for continued increased investment for EFO. Certain other expenses will be reduced. The outlook for the year will be modified to approximately breakeven. The Company continues to expect to be profitable in 2006 and beyond as EFO builds in the market."

     The Company's balance sheet remained strong, with $24,928,000 in assets and $4,509,000 in liabilities. Because of the seasonality of the business, cash was down to $829,000. Cash typically builds in the second and third quarters as pool season sales and payments peak.

     EFO is gaining increased attention in the marketplace among national accounts as well as commercial buildings. On May 2, Fiberstars announced that 19 national accounts expressed interest in EFO at recent trade shows, and EFO continues to expand with current customers including Whole Foods Markets and Cinemark multiplex theaters.

     In the swimming pool market, a new fiber optic lighting water feature, a mini-laminar fountain, proved popular with customers in the first quarter.

     About Fiberstars
     Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 41 patents on its technologies for fiber optic lighting, with 25 patents pending. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, future pool and spa market sales, the benefits and customer expansion plans involving EFO, expected revenues, profitability and margins, including the benefits of off-shore production, expected benefits from DARPA and Department of Energy R&D work, and expected benefits from the alliance and partnership with Gensler and any other alliance or partnership. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

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                                 FIBERSTARS, INC.
                           CONSOLIDATED BALANCE SHEETS
                              (amounts in thousands)

                                                       March 31,   December 31,
                                                          2005        2004
                                                       ---------   ------------
ASSETS
Current assets:
 Cash and cash equivalents                             $     829   $      3,609
 Accounts receivable, net                                  8,121          7,224
 Notes and other accounts receivables                         57            152
 Inventories, net                                          8,339          8,443
 Prepaids and other current assets                           463            455
   Total current assets                                   17,809         19,873

Fixed assets, net                                          2,660          2,604
Goodwill                                                   4,208          4,279
Intangibles, net                                             137            150
Other assets                                                 114            112
   Total assets                                        $  24,928   $     27,018

LIABILITIES
Current liabilities:
 Accounts payable                                      $   2,128   $      2,920
 Taxes payable                                                11             --
 Accrued expenses                                          1,886          2,374
 Short-term bank borrowings                                   37             38
   Total current liabilities                               4,062          5,332
Long-term bank debt                                          447            484
   Total liabilities                                       4,509          5,816

SHAREHOLDERS' EQUITY
Common stock                                                   1              1
Additional paid-in capital                                27,824         27,520
Unearned stock-based compensation                           (422)          (490)
Cumulative translation adjustments                           557            661
Accumulated deficit                                       (7,541)        (6,490)
   Total shareholders' equity                             20,419         21,202
    Total liabilities and shareholders' equity         $  24,928   $     27,018

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                                 FIBERSTARS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except per share amounts)

                                                       Three months ended
                                                            March 31,
                                                     ----------------------
                                                       2005         2004

Net sales                                            $   6,820    $   6,008
Cost of sales                                            4,277        3,907
   Gross profit                                          2,543        2,101

Operating expenses:

 Research and development                                  477          270
 Sales and marketing                                     2,320        1,977
 General and administrative                                811          623
   Total operating expenses                              3,608        2,870

    Loss from operations                                (1,065)        (769)

Other income (expense):
 Other income (expense)                                      3           15
 Interest income (expense), net                             (4)          (9)

   Loss before income taxes                             (1,066)        (763)
Benefit from (provision for) income taxes                   15           (1)

   Net loss                                          $  (1,051)   $    (764)

Net loss per share - basic and diluted               $   (0.14)   $   (0.11)

Shares used in computing net income per share
 - basic and diluted                                     7,550        7,052

SOURCE  Fiberstars, Inc.
    -0-                             05/11/2005
    /CONTACT: David Ruckert or Bob Connors, CFO, both of Fiberstars, Inc., +1-510-490-0719/
    /Web site:  http://www.fiberstars.com /

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